FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES FOURTH QUARTER

AND YEAR ENDED 2003 FINANCIAL RESULTS

Clearwater, Florida (February 9, 2004)—Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter and year ended December 31, 2003.

For the quarter ended December 31, 2003, revenues were $302.8 million, a 19% increase over revenues of $253.8 million for the fourth quarter of 2002. The 19% increase in quarterly revenues was comprised of 11% internal growth and 8% acquisition growth. Net income for the quarter ended December 31, 2003, was $62.0 million compared to net income of $50.3 million for the fourth quarter of 2002. Diluted earnings per share were $0.61 for the quarter ended December 31, 2003, an increase of 32% over the $0.46 diluted earnings per share for the comparable period last year.

Revenues for the year ended December 31, 2003, were $1.147 billion, a 19% increase over revenues of $960.9 million for the comparable period in 2002. The 19% increase in annual revenues was comprised of 10% internal growth and 9% acquisition growth. Net income for the year ended December 31, 2003, was $232.1 million compared to net income of $190.4 million for the prior year. Diluted earnings per share were $2.22 for the year ended December 31, 2003, an increase of 28% over the $1.73 diluted earnings per share for the comparable period last year.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the fourth quarter of 2003 and for the full year. This past year we continued to focus on our core respiratory business and maintained our balanced approach to growth from internal development and acquisitions of local and regional companies. We remain committed to our strategy to remain the market leader in the provision of home-based respiratory therapy services.”

Lincare added 85 new operating centers in 2003, bringing the total number of Lincare locations to 727. During 2003, the Company added 33 new operating centers through the acquisition of 13 companies with approximately $81 million in annual revenues. Lincare also continued its strategy of opening denovo locations in contiguous geographic markets, adding 52 locations through internal expansion in 2003.

Mr. Byrnes added, “Our financial position and operating cash flow remained strong during 2003.” Lincare generated $370.3 million of cash from operating activities during 2003, an increase of 29% over the prior year. Investments of cash included $121.6 million in net capital expenditures, $145.4 million in business acquisition expenditures and $264.0 million in repurchases of the Company’s common stock. Long-term obligations including current maturities of bank debt were $370.8 million at December 31, 2003.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 480,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operations of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2003.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(In thousands, except share and per share data)

	For the three months ended
	December 31, 2003	December 31, 2002
Net revenues	$302,783	$253,754

Costs and expenses:
Costs of goods and services	45,995	37,866
Operating expenses	64,832	57,065
Selling, general and administrative expenses	62,290	53,629
Bad debt expense	4,541	3,807
Depreciation expense	20,348	16,754
Amortization expense	379	416

Operating income	104,398	84,217

Interest and other expense	4,947	3,493

Income before income taxes	99,451	80,724

Income taxes	37,495	30,433

Net income	$61,956	$50,291

Basic earnings per common share	$0.63	$0.47

Diluted earnings per common share	$0.61	$0.46

Weighted average number of common shares outstanding	98,524,102	105,901,953

Weighted average number of common shares and common share equivalents outstanding	101,594,281	108,970,060

	For the twelve months ended
	December 31, 2003	December 31, 2002
Net revenues	$1,147,356	$960,904

Costs and expenses:
Costs of goods and services	171,658	144,525
Operating expenses	253,341	215,724
Selling, general and administrative expenses	239,656	201,468
Bad debt expense	17,210	14,414
Depreciation expense	75,007	63,299
Amortization expense	1,587	1,664

Operating income	388,897	319,810

Interest and other expense	17,633	14,148

Income before income taxes	371,264	305,662

Income taxes	139,153	115,234

Net income	$232,111	$190,428

Basic earnings per common share	$2.28	$1.78

Diluted earnings per common share	$2.22	$1.73

Weighted average number of common shares outstanding	101,670,579	106,942,370

Weighted average number of common shares and common share equivalents outstanding	104,564,564	109,770,224

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	December 31, 2003	December 31, 2002
Cash	$9,815	$1,581

Accounts Receivable, Net	151,194	142,740

Current Assets	187,090	153,651

Total Assets	1,431,660	1,198,601

Current Liabilities	147,157	110,665

Long Term Obligations, including Current Maturities of Bank Debt	370,817	185,525

Stockholder’s Equity	848,247	856,290